Exhibit 10.12

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made between Fusion Pharmaceuticals Inc. (“Parent Company”), Fusion Pharmaceuticals US Inc., a Delaware corporation and US subsidiary of the Parent Company (the “Company”), and Dmitri Bobilev (the “Executive”) and is effective as of November 7, 2022, or such other date as may be agreed upon by the parties based on the timing of Executive’s separation from Executive’s current employer, and in any case conditional on such separation and on the Company’s determination that Executive is not restricted by any agreement between Executive and such employer from commencing employment with the Company (the “Effective Date”).

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company on the new terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.
Employment.
(a)
Term. The Company shall employ the Executive and the Executive shall be employed by the Company pursuant to this Agreement commencing as of the Effective Date and continuing until such employment is terminated in accordance with the provisions hereof (the “Term”). The Executive’s employment with the Company will be “at will,” meaning that the Executive’s employment may be terminated by the Company or the Executive at any time and for any reason subject to the terms of this Agreement.
(b)
Position and Duties. The Executive shall serve as the Chief Medical Officer of the Parent Company and shall have such powers and duties commensurate with the position of Chief Medical Officer and as may from time to time be prescribed by the Chief Executive Officer (the “CEO”) or the “CEO’s Designate” (as defined below). At all times during the Term, the Executive shall report to the CEO or the CEO’s Designate. For purposes of this Agreement, “CEO’s Designate” shall mean such other person discharging the duties of the CEO. The Executive shall devote the Executive’s full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may serve on other boards of directors, with the approval of the Board of Directors of the Parent Company (the “Board”), or engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Board and do not interfere with the Executive’s performance of the Executive’s duties to the Company. The Executive will be expected and required to travel as may be reasonable and necessary for the performance of the Executive’s duties for the Company, including without limitation travel to the Company’s headquarters for Board and executive meetings as may be required by the CEO, the CEO’s Designate or the Board from time to time, and travel between the Company’s Boston and Hamilton offices, but otherwise shall not be required to perform the Executive’s services for the Company from any specific location. Notwithstanding the foregoing, the Executive hereby agrees to provide the Company with reasonable advance notice of the Executive’s intention to move the Executive’s residence to any location other than the U.S. state in which the Executive resides at the time of the execution of this Agreement.
2.
Compensation and Related Matters.
(a)
Base Salary. The Executive’s initial base salary shall be paid at the rate of $470,000 per year. The Executive’s base salary shall be subject to periodic review by the Board or the Compensation Committee of the Board (the “Compensation Committee”). The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for executive officers.

(b)
Incentive Compensation. The Executive shall be eligible to receive an annual discretionary bonus of up to forty percent (40%) of the Executive’s Base Salary (the “Target Bonus”) as determined by the Board or the Compensation Committee from time to time; provided that the Executive will not be eligible for any such bonus for the calendar year 2022. The actual amount of the Executive’s annual incentive compensation, if any, shall be determined in the sole discretion of the Board or the Compensation Committee. Any bonus pursuant to this Section that the Executive may receive may vary significantly from year to year. There is no representation that a bonus in one year will be comparable to another year. There is no implied term that, if the amount of any bonus is lower in any subsequent year, the Company will compensate the Executive for such difference. Under no circumstances is the bonus to be considered part of the Base Salary or other regular employment income. The bonus, if any, will be paid when the Company normally pays such bonuses and is not earned or accrued until the bonus payout date. Except as otherwise provided herein, to earn incentive compensation, the Executive must be employed by the Company on the day such incentive compensation is paid.
(c)
Sign-On Bonus. Within 30 days following the Effective Date, the Company will pay you a one-time signing bonus in the amount of $20,000.00 (the “Sign-On Bonus”); provided that if the Company terminates your employment for cause (as determined in the Company’s good faith discretion) or you resign from your employment for any reason, in either case prior to the one (1) year anniversary of the Effective Date, you will repay the full Sign-On Bonus within 10 days after your last day of employment with the Company.

(d)
Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its executive officers.
(e)
Other Benefits. The Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans.
(f)
Vacation. Subject to the terms and conditions of the Company’s vacation policy in effect from time to time, the Executive will be eligible to accrue up to four (4) weeks of paid vacation in each calendar year, accrued pro-rata on a monthly basis, to be taken at times agreed upon by the Executive and the Company. Vacation time must accrue before the Executive may use it, except upon written approval of the Company, which approval will be at the sole discretion of the Company. The Company reserves the right to require the Executive to take some or all of the accrued vacation days at any time during scheduled or unscheduled office shut-down periods, at its sole discretion. Forfeiture of unused vacation days will be subject to the Company’s vacation policy as in effect from time to time.
(g)
Equity. Subject to the approval of the Compensation Committee of the Board, the Executive will be granted a nonstatutory stock option to purchase 550,000 shares of the Parent Company’s common stock (the “Option”), which Option is granted pursuant to the inducement grant exception under NASDAQ Rule 5635(c)[4] and not pursuant to the Company’s 2020 Stock Option and Incentive Plan (the “Plan”) or any equity incentive plan of the Company. The inducement grant will have an exercise price equal to the closing price of the Parent Company’s common stock on the Nasdaq Global Select Market on the grant date, which is expected to be the first Monday of the month following your hire date (in the instance where the Nasdaq Global Select Market is closed on said Monday, the last closing price of the Parent Company’s common stock available). The Option shall vest over four (4) years, with 25% of the original number of shares vesting one year from hire date and the balance vesting in 36 equal monthly installments thereafter. The Option will be subject to the terms and conditions of the Parent Company’s then-current equity incentive plan and applicable award agreement (the “Equity Documents”).
3.
Termination. In the event Executive’s employment is terminated, the Executive shall be deemed to have resigned from all officer and board member positions that the Executive holds with the Parent Company or any of its respective subsidiaries and affiliates upon the termination of the Executive’s employment for any reason. The Executive shall execute any documents in reasonable form as may be requested to confirm or effectuate any such resignations. The Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a)
Death. The Executive’s employment hereunder shall terminate upon death.
(b)
Disability. The Company may terminate the Executive’s employment if the Executive is disabled and unable to perform or expected to be unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a board-certified physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.
(c)
Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean any of the following:
(i)
conduct by the Executive constituting a material act of misconduct in connection with the performance of the Executive’s duties that would reasonably be expected to result in injury or reputational harm to the Company or any of its subsidiaries or affiliates if the Executive were to continue to be employed in the same position, including, without limitation, (A) willful failure or refusal to perform material responsibilities that have been requested by the CEO; (B) dishonesty with respect to any material matter; or (C) misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes;
(ii)
the commission by the Executive of acts satisfying the elements of (A) any felony or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud;
(iii)
any misconduct by the Executive, regardless of whether or not in the course of the Executive’s employment, that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries or affiliates if the Executive were to continue to be employed in the same position;
(iv)
a breach by the Executive of any of the material provisions contained in Section 8 of this Agreement or the Restrictive Covenants Agreement (as defined below);
(v)
a material violation by the Executive of any of the Company’s written policies that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries or affiliates if the Executive were to continue to be employed in the same position; or
(vi)
the Executive’s failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities or any regulatory or legal action involving the Parent Company or the Company, after being instructed by the Parent Company or Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or action or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation or action.

Notwithstanding anything to the contrary in the foregoing, any purported termination for Cause under subsections (i), (iii), (iv), (v) or (vi) above shall not be effective unless and until (A) the Company has provided Executive with Notice of Termination that describes in reasonable detail the facts and circumstances giving rise to the termination for Cause and (B) to the extent the Executive’s action (or inaction) is curable as reasonably determined in the Company’s discretion, the Executive has been afforded an opportunity of not less than fourteen (14) days in which to cure the complained-of action (or inaction) described in the Notice of Termination.

(d)
Termination by the Company without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of the Executive under Section 3(a) or (b) shall be deemed a termination without Cause.
(e)
Termination by the Executive. The Executive may terminate employment hereunder at any time for any reason, including but not limited to, Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has completed all steps of the Good Reason Process (hereinafter defined) following the occurrence of any of the following events without the Executive’s consent (each, a “Good Reason Condition”):
(i)
an adverse change in the Executive’s position or a material diminution in the Executive’s responsibilities, authority or duties,;
(ii)
a reduction of twenty percent (20%) or more to the Executive’s Base Salary or Target Bonus except for across-the-board salary or compensation reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company;
(iii)
a material breach of this Agreement by the Company;
(iv)
the failure of any successor to the Company or Parent Company to fully assume this Agreement;
(v)
a material change in the geographic location of the Company’s Boston office, such that there is an increase of at least fifty 50 miles of driving distance to the new location from the Company’s existing location; or
(vi)
any directive insisted upon by the Company which Executive had previously informed the Company (including the Chief Legal Officer) that such directive would require Executive (if carried out or complied with), to violate his professional medical obligations or any law, rule, regulation or Company policy and Company requires Executive to so carry out or comply with such directive.

The “Good Reason Process” consists of the following steps:

(i)
the Executive reasonably determines in good faith that a Good Reason Condition has occurred;
(ii)
the Executive notifies the Company in writing of the first occurrence of the Good Reason Condition within ninety (90) days of the first occurrence of such condition;
(iii)
the Executive cooperates in good faith with the Company’s efforts, for a period of 30 days following such notice (the “Cure Period”), to remedy the Good Reason Condition;
(iv)
notwithstanding such efforts, the Good Reason Condition continues to exist; and
(v)
the Executive terminates employment within thirty (30) days after the end of the Cure Period.

If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to the Executive’s authorized representative or estate) (i) any Base Salary earned through the Date of Termination; (ii) unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of this Agreement); (iii) accrued but unused vacation pay through the Date of Termination; and (iv) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Obligations”).

2.
Notice and Date of Termination.
(c)
Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision (by subsection) in this Agreement relied upon.
(d)
Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by death, the date of death; (ii) if the Executive’s employment is terminated on account of disability under Section 3(b), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company for Cause under Section 3(c), and the Company determines that the Executive’s action or inaction is curable, the date which is fourteen (14) days after the date on which the Notice of Termination is given, and if the Company determines that the Executive’s action or inaction is not curable, or if a cure period is not required under Section 3(c), the date on which the Notice of Termination is given; (iv) if the Executive’s employment is terminated by the Company without Cause under Section 3(d), the date on which a Notice of Termination is given or the date otherwise specified by the Company in the Notice of Termination; (v) if the Executive’s employment is terminated by the Executive under Section 3(e) other than for Good Reason, thirty (30) days after the date on which a Notice of Termination is given, and (vi) if the Executive’s employment is terminated by the Executive under Section 3(e) for Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.
3.
Severance Pay and Benefits Upon Termination by the Company without Cause or by the Executive for Good Reason Outside the Change in Control Period. If the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d), or the Executive terminates employment for Good Reason as provided in Section 3(e), each outside of the Change in Control Period (as defined below), then, in addition to the Accrued Obligations, and subject to (i) the Executive signing a separation agreement and release in a form and manner satisfactory to the Company, which shall include, without limitation, a general release of claims against the Company and all related persons and entities, a reaffirmation of all of the Executive’s Continuing Obligations (as defined below), and, in the Company’s sole discretion, a one-year post-employment noncompetition agreement substantially similar to or the same as the noncompetition provision in Section 8(c) of the Restrictive Covenant Agreement, and shall provide that if the Executive breaches any of the Continuing Obligations, all payments of the Severance Amount shall immediately cease (the “Separation Agreement and Release”), and (ii) the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination (or such shorter period as set forth in the Separation Agreement and Release), which shall include a seven (7) business day revocation period:
(c)
the Company shall pay the Executive an amount equal to 12 months of the Executive’s Base Salary (the “Severance Amount”); provided in the event the Executive is entitled to any payments pursuant to the Restrictive Covenants Agreement, the Severance Amount received in any calendar year will be reduced by the amount the Executive is paid in the same such calendar year pursuant to the Restrictive Covenants Agreement (the “Restrictive Covenants Agreement Setoff”); and

(d)
subject to the Executive’s copayment of premium amounts at the applicable active employees’ rate and the Executive’s proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay to the group health plan provider, the COBRA provider or the Executive a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company until the earliest of (A) the 12-month anniversary of the Date of Termination; (B) the Executive’s eligibility for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of the Executive’s continuation rights under COBRA; provided, however, if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the Executive for the time period specified above. Such payments shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates; and
(e)
the Company shall pay the Executive an amount equal to (i) any incentive compensation pursuant to Section 2(b) of this Agreement awarded in respect of the year preceding the year of termination but not yet paid (the “Prior Year’s Bonus”), and (ii) a pro-rated Target Bonus up to the Date of Termination.

The amounts payable under Section 5, to the extent taxable, shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over 12 months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount, to the extent it qualifies as “non-qualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

4.
Severance Pay and Benefits Upon Termination by the Company without Cause or by the Executive for Good Reason within the Change in Control Period. The provisions of this Section 6 shall apply in lieu of, and expressly supersede, the provisions of Section 5 if (i) the Executive’s employment is terminated either (a) by the Company without Cause as provided in Section 3(d), or (b) by the Executive for Good Reason as provided in Section 3(e), and (ii) the Date of Termination is (12) months after the occurrence of the first event constituting a Change in Control (such period, the “Change in Control Period”). These provisions shall terminate and be of no further force or effect after a Change in Control Period.
(c)
If the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d) or the Executive terminates employment for Good Reason as provided in Section 3(e) and in each case the Date of Termination occurs during the Change in Control Period, then, in addition to the Accrued Obligations, and subject to the signing of the Separation Agreement and Release by the Executive and the Separation Agreement and Release becoming fully effective, all within the time frame set forth in the Separation Agreement and Release but in no event more than 60 days after the Date of Termination:
(i)
the Company shall pay the Executive a lump sum in cash in an amount equal to the Executive’s then current Base Salary (or the Executive’s Base Salary in effect immediately prior to the Change in Control, if higher) (the “Change in Control Payment”); provided the Change in Control Payment shall be reduced by the amount of the Restrictive Covenants Agreement Setoff, if applicable; and
(ii)
notwithstanding anything to the contrary in any applicable option agreement or other stock-based award agreement, all time-based stock options and other stock-based awards subject to time-based vesting held by the Executive (the “Time-Based Equity Awards”) shall immediately accelerate and become fully exercisable or nonforfeitable as of the later of (i) the Date of Termination or (ii) the effective date of the Separation Agreement and Release (the “Accelerated Vesting Date”); provided that any termination or forfeiture of the unvested portion of such Time-Based Equity Awards that would otherwise occur on the Date of Termination in the absence of this Agreement will be delayed until the effective date of the Separation Agreement and Release and will only occur if the vesting pursuant to this subsection does not occur due to the absence of the Separation Agreement and Release becoming fully effective within the time period set forth therein. Notwithstanding the foregoing, no additional vesting of the Time-Based Equity Awards shall occur during the period between the Executive’s Date of Termination and the Accelerated Vesting Date; and
(iii)
subject to the Executive’s copayment of premium amounts at the applicable active employees’ rate and the Executive’s proper election to receive benefits under COBRA, the Company shall pay to the group health plan provider, the COBRA provider or the Executive a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company until the earliest of (A) the 12-month anniversary of the Date of Termination; (B) the Executive’s eligibility for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of the Executive’s continuation rights under COBRA; provided, however, if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the Executive for the time period specified above. Such payments shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates; and
(iv)
the Company shall pay the Executive an amount equal to (i) the Prior Year’s Bonus, and (ii) the Executive’s Target Bonus for the then-current year.

The amounts payable under this Section 6(a), to the extent taxable, shall be paid or commence to be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period.

(d)
Additional Limitation.
(i)
Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code, and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).
(ii)
For purposes of this Section 6(b), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.
(iii)
The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 6(b)(i) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. The Company shall pay the Accounting Firm’s fees.
(e)
Definitions. For purposes of this Section 6, the following terms shall have the following meanings:

“Change in Control” shall mean any of the following:

(i)
any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or
(ii)
the date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or
(iii)
the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to 50 percent or more of the combined voting power of all of the then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 50 percent or more of the combined voting power of all of the then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (i).

5.
Section 409A.
(c)
Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement or otherwise on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.
(d)
All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(e)
To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).
(f)
The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement or the Restrictive Covenants Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
(g)
The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
6.
Continuing Obligations.
(c)
Restrictive Covenants Agreement. As a condition of employment, the Executive is required to enter into the Employee Confidentiality, Assignment, Nonsolicitation and Noncompetition Agreement, attached hereto as Exhibit A (the “Restrictive Covenants Agreement”). By signing this Agreement, the Executive acknowledges that the Executive is receiving the Restrictive Covenants Agreement with this Employment Agreement, which is the Executive’s formal offer of employment, at least ten (10) business days before the commencement of the Executive’s employment. For purposes of this Agreement, the obligations in this Section 8 and those that arise in the Restrictive Covenants Agreement and any other agreement relating to confidentiality, assignment of inventions, or other restrictive covenants shall collectively be referred to as the “Continuing Obligations.”
(d)
Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the

Executive’s use or disclosure of information, other than confidentiality restrictions (if any), or the Executive’s engagement in any business. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.
(e)
Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company, and (ii) the investigation, whether internal or external, of any matters about which the Company believes the Executive may have knowledge or information. The Executive’s full cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being available to meet with counsel to answer questions or to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with such cooperation (not to include attorneys’ fees), and will compensate the Executive at an hourly rate for all time spent on such matters based on the Executive’s Base Salary on the Date of Termination.
(f)
Non-Disparagement. During the Executive’s employment and following the termination of the Executive’s employment for any reason, the Executive shall not, and will not cause any third party to, publish or communicate to any person, any Disparaging remarks, comments or statements concerning the Company, its affiliated and related entities, and its and their present and former members, partners, directors, officers, shareholders, employees, agents, legal counsel, successors and assigns. For purposes of this Agreement, “Disparaging” shall mean remarks, comments or statements that place the person or entity being disparaged in a false or negative light or that otherwise impugn the character, honesty, integrity, morality, acumen, abilities, conduct or operations of the person or entity being disparaged. On or following the Executive’s Date of Termination, the Company shall instruct its then-current executive officers and then-current directors not to make Disparaging remarks, comments or statements about the Executive during the then-current executive officers and then-current directors’ employment and/or engagement with the Company; provided, however, that the foregoing does not in any way limit or modify an officer or director’s obligations or duties (fiduciary or otherwise) to any person. Notwithstanding anything to the contrary in the foregoing, nothing in this Agreement shall be construed to (a) preclude truthful disclosures in response to lawful process as required by applicable law, regulation, or order or directive of a court, governmental agency or regulatory organization, (b) restrict or impede the exercise of rights under Section 7 of the National Labor Relations Act, or (c) prevent the Executive, the Company, or any other person from making truthful statements as may be reasonably required to perform such person’s duties and responsibilities on behalf of the Company, such as (for example) offering negative performance feedback in a personnel review.
(g)
Relief. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the Continuing Obligations, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of the Continuing Obligations, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company and without the posting of a bond.
7.
Consent to Jurisdiction. The parties hereby consent to the jurisdiction of the state and federal courts of the Commonwealth of Massachusetts. Accordingly, with respect to any such court action, the Executive (a) submits to the exclusive personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.
8.
Waiver of Jury Trial. Each of the Executive and the Company irrevocably and unconditionally WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT BY THE COMPANY OR ANY AFFILIATE OF THE COMPANY, INCLUDING WITHOUT LIMITATION THE EXECUTIVE’S OR THE COMPANY’S PERFORMANCE UNDER, OR THE ENFORCEMENT OF, THIS AGREEMENT.
9.
Insurance Coverage. The Executive shall be entitled to insurance coverage to the same extent made available to other executive officers.
10.
Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter, including any term sheet, offer letter, employment agreement or other agreement or arrangement between the Executive and the Company, provided that the Restrictive Covenants Agreement, the Equity Documents, and any agreement relating to confidentiality or assignment of inventions shall not be superseded by this Agreement and the Executive acknowledges and agrees that any such agreements remain in full force and effect.
11.
Withholding; Tax Effect. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.
12.
Assignment. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement (including the Restrictive Covenants Agreement) without the Executive’s consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets; provided further that if the Executive remains employed or becomes employed by the Company, the purchaser or any of their affiliates in connection with any such transaction, then the Executive shall not be entitled to any payments, benefits or vesting pursuant to Section 5 or pursuant to Section 6 of this Agreement solely as a result of such transaction. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of the Executive’s and the Company’s respective successors, executors, administrators, heirs and permitted assigns.
13.
Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
14.
Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.
15.
Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

16.
Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.
17.
Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.
18.
Effect on Other Plans and Agreements. An election by the Executive to resign for Good Reason under the provisions of this Agreement shall not be deemed a voluntary termination of employment by the Executive for the purpose of interpreting the provisions of any of the Company’s benefit plans, programs or policies. Nothing in this Agreement shall be construed to limit the rights of the Executive under the Company’s benefit plans, programs or policies except as otherwise provided in this Agreement, and except that the Executive shall have no rights to any severance benefits under any Company severance pay plan, offer letter or otherwise. Except for the Restrictive Covenants Agreement, in the event that the Executive is party to an agreement with the Company providing for payments or benefits under such plan or agreement and under this Agreement, the terms of this Agreement shall govern and the Executive may receive payment under this Agreement only and not both. Further, Section 5 and Section 6 of this Agreement are mutually exclusive and in no event shall the Executive be entitled to payments or benefits pursuant to both Section 5 and Section 6 of this Agreement.
19.
Governing Law. The Company is a Delaware corporation and this is a Delaware contract and shall be construed under and be governed in all respects by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Third Circuit.
20.
Conditions. Notwithstanding anything to the contrary herein, the effectiveness of this Agreement shall be conditioned on (i) the Executive’s satisfactory completion of reference and background checks, if so requested by the Company, and (ii) the Executive’s submission of satisfactory proof of the Executive’s legal authorization to work in the United States.
21.
Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the Effective Date.

FUSION PHARMACEUTICALS INC.

/s/Maria Stahl____________________

By: Maria Stahl ______________________

Its: Chief Legal Officer________________

FUSION PHARMACEUTICALS US INC.

/s/Maria Stahl_____________________

By: Maria Stahl ______________________

Its: Secretary_________________________

EXECUTIVE

/s/Dmitri Bobilev_________________

Dmitri Bobilev M.D.

Exhibit A

Restrictive Covenants Agreement